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                                                              Exhibit 99 (a)(11)

Lehman Brothers

Press Release
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For immediate release                                         21 February 2001

Not for release, publication or distribution in or into Australia, Canada or
                                     Japan


                            Recommended Cash Offer

                                      by

                                Lehman Brothers

                                 on behalf of

                           Schlumberger Investments

               (a wholly-owned subsidiary of Schlumberger N.V.)

                                      for

                                   Sema plc

Schlumberger Investments announces that it is today posting its offer document to Sema Securityholders (the "Offer Document") in relation to the recommended cash offer (the "Offer") for the entire issued and to be issued share capital of Sema plc announced on 12 February 2001. Acceptances of the Offer should be received by not later than 3.00 p.m. (London time), 10.00 a.m. (New York City time), on 21 March 2001.

Enquiries

Schlumberger
Rex Ross                    Tel:  +1 212 350 9432
Jean-Francois Poupeau       Tel:  +33 1 40 62 13 30

Lehman Brothers (Lead Financial Adviser and Broker to Schlumberger)
John McIntyre               Tel:  + 44 (0) 207 601 0011
Henry Phillips
Peter Warne

Words defined in the Offer Document have the same meaning in this announcement.

Lehman Brothers, Morgan Stanley Dean Witter and Schroder Salomon Smith Barney, each of which is regulated in the United Kingdom by The Securities and Futures Authority Limited, are acting for Schlumberger, Schlumberger Industries S.A. and Schlumberger Investments and no one else in connection with the Offer and will not be responsible to anyone other than Schlumberger, Schlumberger Industries S.A. and Schlumberger Investments for providing the protections afforded to customers of Lehman Brothers, Morgan Stanley Dean Witter and Schroder Salomon Smith

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Barney, respectively, nor for giving advice in relation to the Offer. Lehman
Brothers, as dealer manager for the Offer, is making the Offer in the United States on behalf of Schlumberger Investments.

It should be noted that by virtue of the conflicting provisions of the Code and the US securities laws, the Panel has agreed that the acceptance condition can be structured so that the Offer cannot become or be declared unconditional as to acceptances until such time as all other Conditions to the Offer have been satisfied, fulfilled or, to the extent permitted, waived. The acceptance condition in paragraph (a) of Appendix I of the Offer Document reflects this.

The availability of the Offer to Sema Securityholders who are not resident in the United Kingdom may be affected by the laws of the relevant jurisdictions. Sema Securityholders who are not resident in the United Kingdom should inform themselves about and observe any applicable requirements.

The Offer is not being made, directly or indirectly, in or into Australia, Canada or Japan and may not be accepted in or from Australia Canada or Japan. Accordingly, this announcement and copies of the Offer Document, the Acceptance Forms or any related documents are not being, and must not be, mailed or otherwise distributed or sent in or into Australia, Canada or Japan. Custodians, nominees and trustees should observe these restrictions and should not send this announcement, the Offer Document, the Acceptance Forms or any related documents in or into Australia, Canada or Japan.

Schlumberger is also filing a Tender Offer Statement and other related documentation and Sema is filing a Solicitation/Recommendation Statement with the Securities and Exchange Commission today. Free copies of these documents will be available on the SEC's web site at www.sec.gov. The Tender Offer
                                           -----------
Statement may also be obtained at no charge from Schlumberger at 277 Park Avenue, New York, NY 10172-0266 and the Solicitation/Recommendation Statement may be obtained at no charge from Sema at Six Concourse Parkway, Suite 2700, Atlanta, Georgia 30328. Shareholders are urged to read the Tender Offer Statement, the Solicitation/Recommendation Statement and the related documentation as they contain important information.

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Sema Securities. The Offer is being made solely by the Offer Document dated 21 February, 2001 and the related Acceptance Forms.

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